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                                                              Exhibit 4(b)(xiii)

                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 HOUSTON, TEXAS
                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement amends the Contract or Certificate ("Contract") to which it is attached so that it may qualify as a Roth Individual Retirement Annuity ("IRA") under Sections 408A and 408(b) of the Internal Revenue Code of 1986, as amended, ("Code") and the regulations thereunder, and incorporates the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") and the final regulations issued under Code Section 401(a)(9) and related sections. The Endorsement may be amended from time to time to comply with changes in the Code. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

1. This Contract is established for the exclusive benefit of You and Your Beneficiaries.

2. (a) MAXIMUM PERMISSIBLE AMOUNT. Except in the case of a qualified rollover contribution or a recharacterization (as defined in (f) below), no contribution will be accepted unless it is in cash and the total of such contributions to all the Annuitant's Roth IRAs for a taxable year does not exceed the applicable amount (as defined in (b) below), or the Annuitant's compensation (as defined in (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Annuitant's compensation is referred to as a "regular contribution." A "qualified rollover contribution" is a rollover contribution that meets the requirements of (S) 408(d)(3) of the Code, except the one-rollover-per-year rule of (S) 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "non-Roth IRA"). Contributions may be limited under (c) through (e) below.

     (b)  APPLICABLE AMOUNT. The applicable amount is determined under (i) or
          (ii) below:

          (i) If the Annuitant is under age 50, the applicable amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007 and $5,000 for any taxable year beginning in 2008 and years thereafter.

          (ii) If the Annuitant is 50 or older, the applicable amount is $3,500 for any taxable year beginning in 2002 through 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007 and $6,000 for any taxable year beginning in 2008 and years thereafter.

          After 2008, the limits in paragraph (b)(i) and (ii) above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code (S) 219(b)(5)(C). Such adjustments will be in multiples of $500.

     (c) REGULAR CONTRIBUTION LIMIT. If (i) and/or (ii) below apply, the maximum regular contribution that can be made to all the Annuitant's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

          (i) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in (g) below) in accordance with the following table:

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
Filing Status                 Full Contribution       Phase-out Range       No Contribution
-------------------------------------------------------------------------------------------
                                                       Modified AGI
                              -------------------------------------------------------------
Single or Head of Household   $95,000 or less     Between $95,000 and      $110,000 or more
                                                  $110,000
Joint Return or Qualifying    $150,000 or less    Between $150,000 and     $160,000 or more
Widow(er)                                         $160,000
Married- Separate Return      $0                  Between $0 and $10,000   $10,000 or more

          If the Annuitant's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

          (ii) If the Annuitant makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the Annuitant's Roth IRAs for that taxable year is reduced by the regular contributions made to the Annuitant's non-Roth IRAs for the taxable year.

     (d) QUALIFIED ROLLOVER CONTRIBUTION LIMIT. A rollover from a non-Roth IRA cannot be made to this IRA if, for the year the amount is distributed from the non-Roth IRA, (i) the Annuitant is married and files a separate return,
     (ii) the Annuitant is not married and has modified AGI in excess of $100,000 or (iii) the Annuitant is married and together the Annuitant and the Annuitant's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

     (e) SIMPLE IRA LIMITS. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to (S) 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Annuitant first participated in that employer's SIMPLE IRA plan.

     (f) RECHARACTERIZATION. A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in (S) 1.408A-5 of the regulations as a regular contribution to this IRA, subject to the limits in (c) above.

     (g) MODIFIED AGI. For purposes of (c) and (d) above, an Annuitant's modified AGI for a taxable year is defined in (S) 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a non-Roth IRA (a "conversion").

     (h) COMPENSATION. For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in (S) 401(c)(2) (reduced by the deduction the self-employed Annuitant takes for contributions made to a self-employed retirement plan). For purposes of this definition, (S) 401(c)(2) shall be applied as if the term trade or business for purposes of (S) 1402 included service described in subsection
     (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or

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     as deferred compensation. The term "compensation" shall include any amount includible in the Annuitant's gross income under (S) 71 with respect to a divorce or separation instrument described in subparagraph (A) of (S) 71(b)(2). In the case of a married Annuitant filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

3. No amount is required to be distributed prior to the death of the Annuitant for whose benefit the contract was originally established.

4. (a) Notwithstanding any provision of this IRA to the contrary, the distribution of the Annuitant's interest in the IRA shall be made in accordance with the requirements of Code (S) 408(b)(3), as modified by (S) 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under section 4(c)) must satisfy the requirements of Code (S) 408(a)(6), as modified by (S) 408A(c)(5), and the regulations thereunder, rather than the distribution rules in paragraphs (b), (c), (d) and (e) below.

     (b) Upon the death of the Annuitant, his or her entire interest will be distributed at least as rapidly as follows:

          (i) If the designated beneficiary is someone other than the Annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Annuitant's death, or, if elected, in accordance with paragraph (b)(iii) below.

          (ii) If the Annuitant's sole designated beneficiary is the Annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death (or by the end of the calendar year in which the Annuitant would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph
          (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

          (iii) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(ii) above).

          (iv) Life expectancy is determined using the Single Life Table in Q&A-1 of (S) 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(i) or (ii) and reduced by 1 for each subsequent year.

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     (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of (S) 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     (d) For purposes of paragraph (b)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of (S) 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (e) If the sole designated beneficiary is the Annuitant's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

5. Your (and your Beneficiary's if applicable) account under this IRA is nonforfeitable.

6. Your account is nontransferable and may not be assigned, sold, or used as collateral for a loan.

7. Unless this Contract is a single premium annuity, Purchase Payments may be made at any time during the Accumulation Period. We require no payment beyond the first.

8. We will furnish annual calendar year reports concerning the status of Your IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

9. Notwithstanding the other provisions of this Endorsement, effective on or after January 1, 2003, if this Contract is issued with Company agreement under an employer-sponsored plan providing for deemed IRAs in accordance with Code (S) 408(q), the Owner's exercise of contractual rights under the Contract, including this Endorsement, shall be limited as provided in the Plan and under the Code. In the event that this Endorsement is issued pursuant to Code (S) 408(q), the terms of this Endorsement and related Roth IRA Contract provisions shall apply only to the Roth IRA sub-account under the Plan, and shall not interfere with the application of Plan rules and limitations to other Plan sub-accounts pursuant to the Contract, any related endorsements, and the Plan.

10. In the absence of federal legislative action, one or more of the provisions of the Code that are reflected in this Endorsement will automatically expire on January 1, 2011. In the event of such automatic expiration, such provisions shall cease to apply under this Endorsement.

Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of January 1, 2002, or the Contract Date of Issue, whichever is later. All other terms and conditions of the Contract remain unchanged.

                                     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                                     /s/ Mary L. Cavanaugh
                                     -------------------------------------------
                                     Mary L. Cavanaugh
                                     Secretary

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